Exhibit 5


                               [on SBC Letterhead]

                                            April 5, 2001


SBC Communications Inc.
175 E. Houston Street
San Antonio, Texas  78205

Dear Sirs:

     In connection with the registration under the Securities Act of 1933 (the "Act") of shares of Common Stock, par value $1.00 per share (the "Shares"), of SBC Communications Inc., a Delaware corporation ("SBC"), I am of the opinion that:

(1) The Shares have been duly authorized to the extent of 20,000,000 Shares, which may be purchased pursuant to the terms of the 2001 Stock Option Grant to Bargained-for and Certain Other Employees (the "2001 Grant"), and, when the registration statement on Form S-8 relating to the Shares to be issued pursuant to the 2001 Grant (the "Registration Statement") has become effective under the Act, upon issuance of such Shares and payment therefore in accordance with the 2001 Grant and the resolutions of the Board of Directors of SBC relating thereto, the Shares will be legally and validly issued, fully paid and nonassessable; and

(2) SBC has been duly incorporated and is validly existing as a corporation in good standing under the laws of the State of Delaware.

     The foregoing opinion is limited to the federal laws of the United States and the General Corporation Law of the State of Delaware, and I am expressing no opinion as to the effect of the laws of any other jurisdiction.

     I have relied as to certain matters on information obtained from public officials, officers of SBC and other sources believed by me to be responsible.

     I hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, I do not thereby admit that I am in the category of persons whose consent is required under Section 7 of the Act.

                                               Very truly yours,

                                               /s/ James D. Ellis